Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person anticipated to become a director of Equity Bancshares, Inc. upon completion of the merger described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 (File No. 333-213283) of Equity Bancshares, Inc., and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Dated: September 22, 2016

/s/ Dan R. Bowers
Name: Dan R. Bowers